AGREEMENT

                                 BY AND BETWEEN
                                 JDS FITEL, INC.
                                       AND
                        OPTICAL COATING LABORATORY, INC.


                               TABLE OF CONTENTS





ARTICLE I                                                              1
1.1 Definitions                                                        1

ARTICLE II
SCOPE OF RELATIONSHIP                                                  3

ARTICLE III
MANUFACTURE OF WDM PRODUCTS                                            4

          3.1  Manufacture of WDM Optical Filters by OCLI              4
          3.2  Supply of WDM Products by JDS                           4
          3.3  Supply of WDM Optical Filters                           5
          3.4  Price for JDS's Services                                5
          3.5  Terms and Conditions                                    5

ARTICLE IV
DISTRIBUTION AGREEMENT                                                 5

ARTICLE V
USE OF THIRD PARTY WDM OPTICAL FILTER SUPPLIERS                        5

          5.1  Price Competition                                       5
          5.2  Competition Other Than Price                            6
          5.3  Price of Third Party Filters Included in Costs          6

ARTICLE VI
PROFIT SHARING                                                         6

          6.1  Quarterly Profit Sharing Adjustments                    6
          6.2  Profit Sharing for Non-Optical Filter WDMs              6
          6.3  Failure of OCLI to Supply Filters                       7
          6.4  Right to Inspect and Audit Records                      8
          6.5  Audit Costs Necessitated by Agreement                   8

ARTICLE VII
FORMATION OF JOINT VENTURE COMPANY                                     8

          7.1  Option to Form Joint Venture Company                    8
          7.2  Formation of Joint Venture Company                      8

                  (a) Form                                             9
                  (b) Location                                         9
                  (c) Capital                                          9
                  (d) Licensing of Technology                          9
                  (e)  Governance                                      9
                  (f)  Profit Sharing                                 10

          7.3    Assignment of Distribution Agreement                 10
          7.4    Assignment of Terms of the Agreement                 10
          7.5    Activities of the Company                            10
          7.6    Failure to Agree on Terms of the Company             10

ARTICLE VIII
EXCLUSIVITY                                                           11

          8.1  Scope of Exclusive Rights                              11
          8.2  Notification                                           12
          8.3  Sale of Planar Waveguide and Fiber Bragg Gratings      12

ARTICLE IX
TERMINATION                                                           12

          9.1  Termination for Cause                                  12

                  (a)  Termination by JDS                             12
                  (b)  Termination for Failure of OCLI
                       to Supply Filters                              13
                  (c)  Termination for Failure of JDS to
                       Supply Assembly Services                       13
                  (d)  Termination by Either party                    14
          9.2  [CONFIDENTIAL TREATMENT REQUESTED]                     14
          9.3  Effect of Termination                                  14


ARTICLE X
MANAGEMENT COMMITTEE                                                  14

          10.1  Management Committee                                  14
          10.2  Chairman of the Management Committee                  15
          10.3  Delegation                                            15

ARTICLE XI
RESEARCH AND DEVELOPMENT                                              15

          11.1  Funding of R&D                                        15
          11.2                                                        16

ARTICLE XII THIRD PARTY LICENSING                                     16

          12.1                                                        16

ARTICLE XIII ACQUISITIONS                                             17

          13.1                                                        17
          13.2                                                        17

ARTICLE XIV
CONFIDENTIAL INFORMATION                                              18

          14.1 "Confidential Information"                             18
          14.2                                                        19
          14.3                                                        19
          14.4                                                        19



ARTICLE XV

MISCELLANEOUS                                                         20

          15.1   Non-Supply of WDM Optical Filters to Third Parties   20
          15.2   21
          15.3   Order Backlog                                        21
          15.4   JDS's Inventory                                      22
          15.5   Constraints on Employee Transfers                    22
          15.6   Governing Law                                        22
          15.7   Disputes                                             23
          15.8   Attorneys' Fees                                      23
          15.9   Notices                                              24
          15.10  Public Announcements                                 25
          15.11  Counterparts                                         25
          15.12  Interpretation                                       26
          15.13  Successors and Assigns                               26
          15.14  Waiver                                               26
          15.15  Purchase By Competitor                               26
          15.16  Entire Agreement                                     27
          15.17  Agency                                               27
          15.18  Survival                                             27
          15.19  Further Assurances and Approvals                     27
          15.20  Intellectual Property Indemnity Liability            28
          15.21  Approval by Board of Directors                       28


                               AGREEMENT

     THIS AGREEMENT, made as of this 1st day of February, 1997, by and between JDS FITEL Inc., a Canadian corporation, having its principal place of business at 570 West Hunt Club Road, Nepean, Ontario K2G 5W8 Canada

("JDS" and "Distributor") and OPTICAL COATING LABORATORY, INC., a Delaware

corporation, having its principal place of business at 2789 Northpoint

Parkway, Santa Rosa, California 95407-7397 ("OCLI").

                         W I T N E S S E T H :

     WHEREAS, JDS and OCLI wish to combine their respective areas of expertise and capabilities in a joint effort for WDM Product Business as defined herein.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree to the following:

                              ARTICLE II
                              DEFINITIONS

     1.1  Definitions. For purposes of this Agreement, the following definitions shall apply:

     "Backlog" shall mean the customer orders that JDS has on hand for which WDM Products have not been shipped at (a) January 19, 1997 with respect to Section 15.3(a) and at (b) the effective date of this Agreement all other provisions under this Agreement;

     "Company" shall have the meaning as set out in Section 7.1;

     "Company Profit" with respect to the Company shall mean the Company's revenues, including from transactions with the Distributor or with any party to this Agreement, from the WDM Products Business, including related activities such as licensing of WDM Product or WDM Optical Filter technology, pursuant to this Agreement less Company related Costs.

"Company Profit" can be either a profit or a loss.

     "Confidential Information" shall have the meaning as set out in

Section 14.1;

     "Cost" shall be defined as set forth in Exhibit A attached hereto.

     "Fiscal Year" shall mean a 12 month period of time ended October 31.

"Fiscal Quarter" shall mean the quarters ended January 31, April 30, July

31 and October 31.

     "Management Committee" shall have the meaning as set out in Section

10.1;

     "Non-assignable" shall mean personal, non-transferable, indivisible and non-assignable.

     "Passive" shall mean not electrically powered or electrically controllable or adjustable;

     "Planar Waveguides" shall mean planar waveguides performing a wavelength discrimination function;

     "Profit" shall mean the sum of the Transaction Profit of each party plus Company Profit.  "Profit" can be either a profit or a loss.

     "Transaction Profit" with respect to any party shall mean that party's revenues, including from transactions with the Company or with other parties to this Agreement from the WDM Products Business, including related activities such as licensing of WDM Product or WDM Optical Filter technology, pursuant to this Agreement less such party's related Costs.

"Transaction Profit" can be either a profit or a loss.  For greater certainty, Transaction Profit shall not include any revenue, Costs or

Company Profit recognized by either party as a result of either consolidating, equity accounting or cost accounting for a party's ownership interest share in the Company.

     "WDM Optical Filters" shall mean WDM Optical Filters A and WDM Optical

Filters B;

     "WDM Optical Filters A" shall mean any and all optical filters that are intended to be used in WDM Products A;

     "WDM Optical Filters B" shall mean any and all optical filters that are intended to be used in WDM Products B;

     [CONFIDENTIAL TREATMENT REQUESTED]


     "WDM Product Business" shall mean the business of design, development,

manufacture, supply of WDM Optical Filters or WDM Products, sales to

Distributor and technical product marketing support to assist Distributor in sales and marketing of WDM Products, all related to WDM Optical Filters or WDM Products.

                                   ARTICLE II
                             SCOPE OF RELATIONSHIP

     2.1  The relationship created between JDS and OCLI as described in more detail herein encompasses  a joint venture activity relating to the design and manufacture of WDM Optical Filters; the design and manufacture of WDM Products; and the marketing and sale of WDM Products.  From this joint venture activity JDS will realize [CONFIDENTIAL TREATMENT REQUESTED]

of all Profits and OCLI will realize [CONFIDENTIAL TREATMENT REQUESTED]

of all Profits, subject to adjustment as set out herein.  The activities for the design, test and manufacture of WDM Optical Filters are to be provided by OCLI and the design, assembly, test and manufacture and test of WDM

Products are to be provided by JDS and upon the occurrence of certain circumstances as set out herein, these activities may be transferred to a separate legal entity. JDS shall be the exclusive entity through which all WDM Products from this joint venture activity are sold and JDS will perform all marketing and sale activities for WDM Products, with technical assistance from OCLI as set out herein.

     OCLI represents that it has expertise in optical coating technology and optical design capabilities for making optical filters and is currently developing technology to address current and future market demands for telecommunications applications.  JDS represents that it has know-how and expertise in fiber optic component technology including packaging and development, design and test, and manufacturing capabilities for fiber optic components, including WDM Products, for telecommunications applications, and is currently developing technology to address current and future market demands for telecommunications applications, and also has marketing and sales expertise relating to such optical components.  At least until the establishment of the Company, it is intended that OCLI will use its expertise and facilities for manufacturing WDM Optical Filters for the joint venture, and JDS will use its expertise and facilities for manufacturing WDM Products for the joint venture.


                                 ARTICLE III
                           MANUFACTURE OF WDM PRODUCTS

     3.1  Manufacture of WDM Optical Filters by OCLI.  Subject to

Sections 7.5 and 9.1(b), and except for WDM Optical Filters supplied by JDS from inventory existing on the effective date of this Agreement pursuant to

Section 15.4, OCLI agrees to commit all resources necessary and appropriate to provide manufacturing services to manufacture and supply WDM Optical

Filters for use by JDS or the Company in WDM Products which are based on

Distributor's customer requirements which have been translated into product, proof of concept product or prototype product specifications by

Distributor where the required WDM Optical Filters specifications have been determined in consultation with OCLI with respect to WDM Optical Filters provided by OCLI.

     3.2  Supply of WDM Products by JDS. Subject to Sections

7.5 and 9.1(c), JDS agrees to commit all resources necessary and appropriate to provide services to design, assemble, test and supply to

OCLI or the Company WDM Products which are based on Distributor's customer requirements which have been translated into product, proof of concept product or prototype product specifications by Distributor in consultation with JDS with respect to WDM Products provided by JDS.

     3.3  Supply of WDM Optical Filters. Prior to formation

of the Company, OCLI shall provide WDM Optical Filters at no charge to JDS for use in the manufacture of the WDM Products.

     3.4  Price for JDS's Services. Prior to formation of the Company, and subject to Section 6.1 JDS shall charge OCLI for the  design, assembly and testing of the WDM Products at JDS's Cost to design, assemble and test the

WDM Products plus a percentage mark up fee of such Cost as agreed by the

Management Committee. JDS shall invoice OCLI for WDM Products for which testing has been completed and are ready for shipment to Distributor or

Distributor's customers.

     3.5  Terms and Conditions. Payment terms for the sale of WDM Products and services by JDS to OCLI shall be net 45 days from the date of invoice.

All payments not received when due shall be subject to an additional charge of 1.5% per month of the unpaid amount until the date of payment.

                                  ARTICLE IV
                             DISTRIBUTION AGREEMENT

     4.1 Contemporaneously with the execution of this Agreement, OCLI and

Distributor shall enter into that certain Distribution Agreement attached hereto as Exhibit B pursuant to which OCLI shall sell WDM Products only to

Distributor as the sole and exclusive distributor of WDM Products at a price equal to OCLI's Cost of WDM Products plus a percentage mark up fee of such Cost as agreed by the Management Committee.

                                   ARTICLE V
                 USE OF THIRD PARTY WDM OPTICAL FILTER SUPPLIERS

     5.1  Price Competition.  The Management Committee may decide whether JDS or the Company may purchase WDM Optical Filters from third parties if it determines that the Profits would be greater than if equivalent WDM

Optical Filters were supplied by OCLI.


     5.2  Competition Other Than Price. In the event that OCLI

or the Company is unable to provide WDM Optical Filters, as required by

Distributor's customers, based on lack of technology, including but not limited to capacity, yield or delivery timeframes, JDS or the Company may purchase WDM Optical Filters from third parties.


     5.3  Price of Third Party Filters Included in Costs. In the event WDM

Optical Filters are purchased from third parties pursuant to Section 5.1 or 5.2, the price paid for such filters are to be included in Costs for the purpose of determining profit sharing under Article VI.


                                  ARTICLE VI
                                PROFIT SHARING


     6.1   Quarterly Profit Sharing Adjustments.  Within 30 days from the end of each Fiscal Quarter thereafter, OCLI, JDS, Distributor and the Company when formed will exchange accounting information regarding each party's respective Costs incurred and Profits realized from the

WDM Products Business.  The sale price of WDM Products from OCLI or the Company to Distributor under the Distribution Agreement or alternately prior to formation of the Company the mark-up fee under Section 3.4,

shall be adjusted such that the portion of Profits realized by OCLI are equal to [CONFIDENTIAL TREATMENT REQUESTED] and the portion of Profits realized by JDS and Distributor combined are equal to [CONFIDENTIAL TREATMENT

REQUESTED] of the Profits realized pursuant to the terms of this Agreement,

subject to adjustment under Sections 6.2 and 6.3. The profit sharing adjustment of each party's portion of Profits shall be made retroactively for the Fiscal Quarter just ended in the form of a credit from one party to the other and prospectively such that the profit sharing expected for the current Fiscal Quarter will conform to the requirements of this section.

     6.2  Profit Sharing for Non-Optical Filter WDMs.  In the

event the amount of sales of WDM Products by Distributor that incorporate means of wavelength selection other than WDM Optical Filters or other elements providing means of wavelength discrimination which all have originated from OCLI during any Fiscal Quarter constitute more than

[CONFIDENTIAL TREATMENT REQUESTED] of the amount of all sales of WDM Products by Distributor, then the adjustment called for by Section 6.1 shall be such that the portion of Profits realized by OCLI are equal to [CONFIDENTIAL

TREATMENT REQUESTED] and the portion of Profits realized by JDS and

Distributor combined are equal to [CONFIDENTIAL TREATMENT REQUESTED] of the Profits realized pursuant to the terms of this Agreement.  In the case of WDM Products containing both WDM Optical Filters and other means of wavelength selection, sales by Distributor shall be allocated to WDM

Products sales in accordance with the relative value of the WDM Optical

Filter elements or other elements providing means of wavelength discrimination which all have originated from OCLI to the total value of all wavelength selection elements employed in the WDM Products, as determined by the Management Committee.  Notwithstanding the foregoing, the said other elements providing means of wavelength discrimination in WDM Products which all have originated from OCLI, shall only be used in the calculation in this subsection if such elements were not available from

JDS at the time introduced by OCLI.

     6.3.  Failure of OCLI to Supply Filters. In the event, OCLI and the

Company fail in any Fiscal Quarter to supply JDS or the Company with:

     (i) [CONFIDENTIAL TREATMENT REQUESTED] of the requirements for WDM

Optical Filters A, then the profit sharing adjustment pursuant to Section

6.1 shall be further adjusted such that the portion of Profits that are realized during the next Fiscal Quarter by OCLI are equal to [CONFIDENTIAL

TREATMENT REQUESTED] and the portion of Profits realized by JDS and

Distributor combined are equal to [CONFIDENTIAL TREATMENT REQUESTED] of the Profits realized pursuant to the terms of this Agreement with respect to WDM Products A. This further profit sharing adjustment shall continue to apply until the Fiscal Quarter in which OCLI and the Company supplies the said [CONFIDENTIAL TREATMENT REQUESTED] of JDS's or the Company's

requirements after which the profit sharing shall return to that specified pursuant to Section 6.1 in the next Fiscal Quarter; or

     (ii) [CONFIDENTIAL TREATMENT REQUESTED] of the requirements for WDM

Optical Filters B, then the profit sharing adjustment pursuant to Section

6.1 shall be further adjusted such that the portion of Profits that are realized during the next Fiscal Quarter by OCLI are equal to [CONFIDENTIAL

TREATMENT REQUESTED] and the portion of Profits realized by JDS and

Distributor combined are equal to [CONFIDENTIAL TREATMENT REQUESTED] of the

Profits realized pursuant to the terms of this Agreement with respect to

WDM Products B. This further profit sharing adjustment shall continue to apply until the Fiscal Quarter in which OCLI and the Company supplies the said [CONFIDENTIAL TREATMENT REQUESTED] of Distributor's or the Company's

requirements after which the profit sharing shall return to that specified pursuant to Section 6.1 in the next Fiscal Quarter; or

     (iii) [CONFIDENTIAL TREATMENT REQUESTED] of the requirements for WDM

Optical Filters, then the profit sharing adjustment pursuant to Section 6.1 shall be further adjusted such that the portion of Profits that are realized during the next Fiscal Quarter by OCLI are equal to [CONFIDENTIAL

TREATMENT REQUESTED] and the portion of Profits realized by JDS and

Distributor combined are equal to [CONFIDENTIAL TREATMENT REQUESTED] of the

Profits realized pursuant to the terms of this Agreement with respect to

WDM Products. This further profit sharing adjustment shall continue to apply until the Fiscal Quarter in which OCLI and the Company supplies the said [CONFIDENTIAL TREATMENT REQUESTED] of JDS's or the Company's

requirements after which the profit sharing shall return to that specified pursuant to Section 6.1 in the next Fiscal Quarter.

     The following formula shall be used to determine whether OCLI or OCLI and the Company have satisfied the requirements set out in this Section 6.3 to supply WDM Optical Filters A, WDM Optical Filters B or WDM Optical

Filters:

     S = A/B

Where:

     (i) "S" represents the percentage of the requirements for WDM Optical

Filters A, WDM Optical Filters B or WDM Optical Filters, as the case may be, supplied by OCLI and the Company;

     (ii) "A" represents the number of WDM Optical Filters A, WDM Optical

Filters B or WDM Optical Filters, as the case may be, supplied by OCLI and the Company and incorporated into WDM Products shipped by the Distributor in the relevant Fiscal Quarter; and

     (iii) "B" represents the number of WDM Optical Filters A, WDM Optical

Filters B or WDM Optical Filters, as the case may be, that are required by the Distributor in the relevant Fiscal Quarter to satisfy (a) purchase order delivery commitments for WDM Optical Filters incorporated into WDM

Products and (b) reasonable requirements to qualify, test and market prototype or demonstration products but excluding any delivery commitments not satisfied due to causes other than OCLI's failure to supply WDM Optical

Filters that meet the required WDM Optical Filter specifications based on

Distributor's customer requirements.

     In any event, this Section 6.3 shall cease to apply after January 31,

2002.

     6.4  Right to Inspect Audit Records.  Each party hereto shall have the right, upon reasonable notice and during normal business hours, to inspect and conduct an audit of any other party's or the Company's accounting records for the purpose of verifying such party's Costs and Profits.

     6.5  Audit Costs Necessitated by Agreements. Except for Section

6.4, in the event a financial audit other than a party's normal annual or quarterly audit required for its own business, is required at any time to determine any matter or calculation hereunder, the costs of such audit shall be included in Costs.


                                 ARTICLE VII
                       FORMATION OF JOINT VENTURE COMPANY

     7.1  Option to Form Joint Venture Company. Subject to Section 7.2

and only where the sales of WDM Products by Distributor exceeds

[CONFIDENTIAL TREATMENT REQUESTED] for any four consecutive Fiscal Quarters,

either party hereto may exercise an option to cause to be formed a joint venture company (the "Company"). Such option shall be exercisable by either party by giving sixty (60) days written notice thereof to the other party.

     7.2  Formation of Joint Venture Company. Prior to either party exercising the option under Section 7.1, OCLI and JDS shall upon written notice negotiate in good faith for a period of sixty (60)

days following such notice and agree upon all the terms and conditions relating  to the formation and operation of the Company, including but not limited to the terms set forth below. Where the parties are not able to agree on all such terms or conditions, the terms and conditions the parties have not agreed upon shall be addressed in accordance with

Section 7.6 below.

     (a)  Form.  The Company will be formed as a general partnership,

limited liability company or other "flow-through" entity [CONFIDENTIAL

TREATMENT REQUESTED].

     (b)  Location.  The Company will be located in a location agreed upon by OCLI and JDS which provides a favorable tax treatment for all parties, location to competent labor force, access to markets and convenience to the management of OCLI and JDS.

     (c)  Capital.  OCLI and JDS will provide capital in the form of equity or working capital loans on commercially reasonable terms as needed.

     (d)  Licensing of Technology.  Subject to Sections 11 and 13.1,

OCLI and JDS shall license the Company on a royalty free, nonexclusive, Non-

assignable basis all intellectual property rights, excluding trademarks,

service marks and tradenames, owned by either party for WDM Products

Business. OCLI and JDS shall at no charge provide technical assistance to the Company to help the Company to implement, and utilize in the Company's

WDM Product Business, such licensed intellectual property rights. JDS will use reasonable efforts to obtain a nonexclusive license of intellectual property rights owned by Furukawa but only if agreeable to Furukawa and necessary to enable the Company to conduct WDM Product Business for a commercially reasonable royalty, provided same are Non-assignable by the

Company.  Intellectual property rights owned by either party's subsidiaries in which the party has majority ownership and where the party has control to cause said subsidiaries to grant an intellectual property rights license relating to the WDM Products Business which is necessary to enable the

Company to conduct WDM Product Business, shall be offered to the Company on a nonexclusive, Non-assignable basis for a commercially reasonable royalty.

     (e)  Governance. The governance and control of the Company will be negotiated by the parties acting in good faith prior to the exercise of the option under Section 7.1, by taking into consideration, in addition to all other factors: [CONFIDENTIAL TREATMENT REQUESTED]

     (f)  Profit Sharing.  The parties' respective percentage interest in the earnings and profits of the Company shall be such as to reflect the sharing of Profits provided for in Article VI of this Agreement.

     7.3  Assignment of Distribution Agreement. Upon formation of the

Company, the Distribution Agreement shall be assigned by OCLI to the

Company.

     7.4    Assignment of Terms of the Agreement. The Company, shall also agree to be bound by the same obligations that JDS and OCLI have to each other before the formation of the Company that relate to protecting each party's interests, including but not limited to, Sections 3.1 and

3.2, Article IV Distribution; Article VI Profit Sharing; Article VIII

Exclusivity; Article IX Termination; Article XI Research and Development;

Article XIII Acquisitions; Article XIV Confidential Information and

Article XV Miscellaneous.

     7.5  Activities of the Company.  After the formation of the

Company, the parties shall determine what activities as set out in Article

III shall be assumed by the Company or shall continue to be provided by one or both of the parties.

     7.6  Failure to Agree on Terms of the Company.  In the event the parties do not reach agreement on all the terms and conditions relating to the formation and operation of the Company within the 60-day notice period or any extensions of time mutually agreed to by the parties, the parties agree to immediately submit any such terms and conditions that the parties have failed to agree on to arbitration pursuant to Section 15.7 except that such arbitration shall not be binding on the parties save as expressly set out in this Article VII.  The factors set forth in Section 7.2(e)(i) and

(ii) shall not in any manner be disclosed to the arbitrators.  The arbitrators shall determine such terms and conditions taking into account:

     (a) all of the factors listed in Section 7.2 but without any reference to the factors set forth in Section 7.2(e)(i) and (ii), (b) other provisions of this Agreement and (c) the conduct of the parties under this

Agreement.  The arbitration proceeding shall be completed within 90 days following the conclusion of good faith negotiations.  After conclusion of the arbitration of all such terms and conditions that the parties had failed to agree on, and where OCLI is not satisfied with the arbitrators'

decision OCLI shall have the option, exercisable by notice, given within 30 days of the date of the arbitrators' decision, to (i) terminate this

Agreement on six months notice provided notice is given after January 31,

1999, (ii) agree to form the Company upon the terms decided by the arbitrators if, and only if, JDS also, in its sole and unfettered discretion, whether or not acting reasonably, agrees to form the Company upon such terms or (iii) continue this Agreement without the formation of the Company.  In the event the parties continue this Agreement without the formation of the Company, either of the parties may elect, on one subsequent occasion only, to initiate the process to form the Company pursuant to this Article VII any time after a date that is 24 months after the date of the arbitrators' decision.  In no event shall either party have any rights or obligations under this Article VII upon the conclusion of the second arbitration and this Article VII shall thereafter be null and void.

                                   ARTICLE VIII
                                   EXCLUSIVITY

     8.1  [CONFIDENTIAL TREATMENT REQUESTED]

     Notwithstanding any term to the contrary, all such activities for making for or selling to third parties by either OCLI or JDS, in compliance with this section, are deemed to be completely outside of the scope of this

Agreement and for greater certainty, Costs and that party's Transaction

Profits associated with such sales shall not be considered in calculation of Profits under this Agreement.


     8.2  [CONFIDENTIAL TREATMENT REQUESTED]


     8.3  Sale of Planar Waveguide and Fiber Bragg Gratings.  Either party may at anytime make for or resell to third parties Fiber Bragg grating or Planar Waveguide or other technology based WDM Products where the party's Transaction Profit on such sales is included in calculating

Profits under this Agreement.

                                   ARTICLE IX
                                   TERMINATION

     9.1  Termination for Cause.

     a)  Termination by JDS.  JDS may terminate this Agreement upon 30 days written notice, unless within such period OCLI cures the condition giving rise to JDS's right to terminate this Agreement (whereupon all intellectual property rights owned by each party shall be retained by such party and all intellectual property rights jointly owned shall continue to be jointly owned provided however that either party may thereafter exploit such joint intellectual property rights without the consent or accounting to the other party) in the event that OCLI fails to either provide: [CONFIDENTIAL

TREATMENT REQUESTED] or (ii) in sufficient quantities for proof of concept or prototype WDM Product samples for product qualification, system and performance verification to meet Distributor's customers' requirements.


     b)  Termination for Failure of OCLI to Supply Filters. (If OCLI and

the Company fail for any two consecutive Fiscal Quarters to supply the

Distributor or the Company with:


     (i) [CONFIDENTIAL TREATMENT REQUESTED] of the requirements for WDM

Optical Filters A, then JDS may immediately terminate this Agreement upon 30 days notice given within 30 days following the end of the said two consecutive Fiscal Quarters; or

     (ii) [CONFIDENTIAL TREATMENT REQUESTED] of the requirements for WDM

Optical Filters B, then JDS may immediately terminate the parties rights and obligations herein with respect to WDM Products B upon 30 days notice given within 30 days following the end of the said two consecutive Fiscal

Quarters; or

     (ii) [CONFIDENTIAL TREATMENT REQUESTED] of the requirements for WDM

Optical Filters, JDS may terminate this Agreement upon 30 days notice given within 30 days following the end of the said two consecutive Fiscal Quarters.

     The said two consecutive Fiscal Quarter period described above shall not commence until such filters become commercially available to the

Distributor or the Company.

     The following formula shall be used to determine whether OCLI or OCLI and the Company have satisfied the requirements set out in this provision to supply WDM Optical Filters A, WDM Optical Filters B or WDM Optical Filters,

as the case may be,:

     S = A/B

Where:

     (i) "S" represent the percentage of the requirements for WDM Optical

Filters A, WDM Optical Filters B or WDM Optical Filters, as the case may be, supplied by OCLI and the Company;

     (ii) "A" represents the number of WDM Optical Filters A, WDM Optical

Filters B or WDM Optical Filters, as the case may be, supplied by OCLI and the Company and incorporated into WDM Products shipped by the Distributor in the relevant two consecutive Fiscal Quarter; and

     (iii) "B" represents the number of WDM Optical Filters A, WDM Optical

Filters B or WDM Optical Filters, as the case may be, that are required by the Distributor in the relevant two consecutive Fiscal Quarter to satisfy

(a) purchase order delivery commitments for WDM Optical Filters incorporated into WDM Products and (b) reasonable requirements to qualify,

test and market prototype or demonstration products but excluding any delivery commitments not satisfied due to causes other than OCLI's failure to supply WDM Optical Filters that meet the required WDM Optical Filter specifications based on Distributor's customer requirements [CONFIDENTIAL

TREATMENT REQUESTED].

     Once the Company has demonstrated that it has the ability in any Fiscal

Quarter to supply [CONFIDENTIAL TREATMENT REQUESTED] of the requirements for

WDM Optical Filters and [CONFIDENTIAL TREATMENT REQUESTED]

of the requirements for WDM Optical Filters A, then this provision and

Section 3.1 shall cease to apply.  In any event, this provision shall cease to apply after January 31, 2000 provided that if the right to terminate this Agreement pursuant to this subsection 9.1(b) arises prior to January

31, 2000, then this subsection continues until January 31, 2002.

      (c)  Termination for Failure of JDS to Supply Assembly Services.  If

JDS, or JDS and the Company combined, has not supplied [CONFIDENTIAL

TREATMENT REQUESTED] of the requirements for WDM Product assembly services for WDM Products A or [CONFIDENTIAL TREATMENT REQUESTED] of the requirements for WDM Products B for two consecutive Fiscal Quarters, and provided that such assembly services are or have been commercially available to third parties, then OCLI may terminate this Agreement upon 30 days notice given within 30 days following the end of the said two consecutive Fiscal Quarters.

If such assembly services are not or have not been commercially available,

the said two consecutive Fiscal Quarter period described above shall not commence until such assembly services become commercially available.  Once the Company has demonstrated that it has the ability to supply 85% of the requirements for such WDM product assembly services for a Fiscal Quarter,

then this provision and Section 3.2 shall cease to apply.  In any event,

this provision shall cease to apply after January 31, 2000.

     d)  Termination by Either party. Beginning on [CONFIDENTIAL

TREATMENT REQUESTED], either party may at anytime terminate this Agreement upon 30 days notice unless prior to such notice sales of WDM Products by

Distributor for any four consecutive Fiscal Quarter period exceed

[CONFIDENTIAL TREATMENT REQUESTED] ("the Sales Goal").  Either party may also terminate this Agreement pursuant to this provision if, for such period, Profits are not positive.

     9.2  [CONFIDENTIAL TREATMENT REQUESTED]

     9.3  Effect of Termination. Subject to Section 14.4, in the event that either this Agreement or the Distributor Agreement, Exhibit C, is terminated pursuant to any provision hereunder or for breach,, both this

Agreement and said Distributor Agreement shall terminate and all intellectual property rights owned by each party shall be retained by such party and all intellectual property rights jointly owned shall continue to be jointly owned provided however that either party may thereafter exploit such joint intellectual property rights without the consent or accounting to the other party.  In addition, in the event the Company has been formed,

the parties shall use their best efforts to effect an orderly dissolution and wind-up of the Company by  discharging all debts and obligations of the

Company with the remaining equity to be  distributed to the parties in accordance with their respective interests in Profits; provided that all assets of the Company are dealt with as follows.  All assets of the Company shall be transferred to the parties as mutually agreed.  No Company asset shall be conveyed, sold, leased or otherwise disposed of to a third party unless both parties agree in writing to such disposal in their respective sole discretion.  Should the Company not have sufficient monetary assets to discharge all debts and all obligations of the Company, each of the parties shall share in the discharge of such debts and obligations in accordance with their respective interests in Company.

                               ARTICLE X
                          MANAGEMENT COMMITTEE

     10.1  Management Committee. OCLI and JDS shall each appoint two persons to serve as a Management Committee.  The Management Committee shall have the authority, acting reasonably, to manage the design, development,

manufacture and technical product marketing support of WDM Products

Business pursuant to this Agreement and until the formation of the Company.

Meetings of the Management Committee may be called by any member thereof upon one business day notice to the other Management Committee members and attendance may be by telephone, video conference or other means agreed to by such members.  Three members, or their designated representatives, must be present for a quorum and no business shall be conducted by the

Management Committee except at such meetings where  a quorum is present.

The affirmative vote of three members is required to authorize all actions of the Management Committee.  In the event the Management Committee reaches a deadlock, including consistent failure or refusal of one or more party's members to attend meetings, the chief executive officers then in office of

JDS and OCLI shall jointly appoint one non-affiliated business person to serve as the fifth member of the Management Committee to break such deadlock.  If the chief executive officers of OCLI and JDS are unable to agree on who should serve as the fifth member of the Management Committee,

each shall select one non-affiliated business person, and the two non-

affiliated business persons so selected shall select a third non-affiliated business person who alone will then join the Management Committee as the fifth member to break such deadlock.

     10.2  Chairman of the Management Committee. A member of the Management

Committee initially selected by OCLI shall serve as chairman  for a nine-

month term.  Thereafter, JDS shall choose the chairman  to serve for a nine-

month term, and thereafter the parties shall continue to rotate in the selection of the chairman  for succeeding nine-month terms.  The duties of the chairman  shall be to organize and preside at meetings of the

Management Committee and to perform such other duties as from time to time may be determined by the Management Committee.  The parties may adjust the term of the chairman by mutual agreement.

     10.3  Delegation. The Management Committee may delegate duties to one or more persons who need not be members of the Management Committee.

                               ARTICLE XI
                        RESEARCH AND DEVELOPMENT

     11.1  Funding of R&D. The parties may propose any R&D projects that relate to WDM Products Business to the Management Committee or the Company.

Notwithstanding the voting provisions contained in Section 10.1, if the

Company or the Management Committee, acting through members or representatives that are unaffiliated with the offering party, elects to conduct the R&D project, the Company, or OCLI or JDS as determined by the

Management Committee, shall fund the R&D project which funding shall constitute Costs and the results shall be owned by the Company or equally by OCLI and JDS.  Where the Company or said members of the Management

Committee decline to undertake the R&D project, either party may conduct the R&D project provided that the Company or said members of the Management

Committee shall have the right for a period of 60 days after declining to conduct the R&D project to accept the R&D project in which case the total cost of the R&D project shall be funded by the Company, or OCLI or JDS as determined by the Management Committee, which funding  shall constitute

Costs.  In the event the Company or said members of the Management

Committee elect not to conduct the R&D project, or exercise the 60 day option described above, either party is free to conduct the R&D project with the results being owned by such party with no obligation to license or otherwise share the results with the Company or the other party and any products based on the R&D project shall be deemed to fall outside of the definition of WDM Products.  In the event a party elects not to present an

R&D project to the Management Committee or the Company, and the results of the R&D project has application in the WDM Products Business, at the end of the R&D project such party will offer the Company a nonexclusive, Non-

assignable license limited to use the results of such R&D project solely for the WDM Product Business, based on commercially reasonable terms including lump sum and royalty terms, which amounts shall be included in

Costs but not be included in the licensing party's revenues for the purpose of determining such party's Transaction Profits.  The Company shall have a period of thirty (30) days from the date of such offer to accept such license.  In the event the Company does not take a license within said time period, any products based on such R&D project shall be deemed to fall outside of the definition of WDM Products and the party owning such results shall have no obligation to license or otherwise share the results with the

Company or the other party.

     11.2. All OCLI R&D, development and capital costs associated with or related to OCLI complying with its obligations to develop WDM Optical

Filters as set out in Section 9.1(a), shall be paid for completely by OCLI and not be included in Costs, and shall fall within the intellectual property rights that OCLI must license under Section 7.2(d).

                                  ARTICLE XII
                              THIRD PARTY LICENSING

     12.1  Where the parties agree that a third party license of intellectual property rights is needed to carry out the activities hereunder,  the costs of such license shall be included in Costs for the purpose of sharing Profits under Article VI.

                                  ARTICLE XIII
                                  ACQUISITIONS

     13.1  Where either party makes an acquisition in which it

has majority ownership and the acquiring party has control to cause the acquisition to offer an intellectual property license relating to WDM

Products Business to the Company, immediately after the completion of the acquisition the Company will be offered a nonexclusive, Non-assignable license limited to use for the WDM Product Business based on commercially reasonable terms including lump sum and royalty terms.  The Company shall have a period of thirty (30) days from the date of such offer to accept such license.  Neither party is otherwise obligated to license or otherwise share such intellectual property with the Company or the other party.

     13.2 Notwithstanding the voting provision contained in

Section 10.1, Where either OCLI or JDS  makes an acquisition in which it has majority ownership (the "Acquiring Party") and the acquisition's existing business includes WDM Products Business, the Acquiring Party shall offer to the joint venture, immediately after the completion of the acquisition, acting through the members of the Management Committee or the governing body of the Company who are unaffiliated with the Acquiring

Party, the right to have the Acquiring Party's share of Transaction Profits of the acquisition's WDM Products Business included in the calculation of

Profit sharing between the parties pursuant to Article VI of this

Agreement.  If the joint venture so elects within thirty (30) days from the date of such offer to so participate, as consideration for the right to so share in such Transaction Profits, the Acquiring Party shall be compensated by the non-acquiring party (the "Other Party"), in cash or other consideration acceptable to the Acquiring Party, an amount that shall be equal to the portion of the acquisition costs, including expenses

(including costs associated with determining the portion of the acquired company's business allocable to the WDM Products Business), that is attributed to the WDM Business of the acquired company times [CONFIDENTIAL

TREATMENT REQUESTED] where OCLI is the Other Party and [CONFIDENTIAL

TREATMENT REQUESTED] where JDS is the Other Party. Alternatively, the

Acquiring Party may at its sole option agree with the Other Party to adjust the Profit sharing pursuant to Article VI to replace a portion or all of the said cash amount.  If the joint venture does not so elect within the specified time period, the acquired company's business shall be completely outside the scope of this Agreement and not be included in the calculation of Profit.  For greater certainty, where the Acquiring Party is OCLI, the

Other Party is JDS and vice-versa.

                                 ARTICLE XIV
                            CONFIDENTIAL INFORMATION

     14.1 "Confidential Information" shall mean any business,

marketing, technical, scientific, financial or other information,

specifications, designs, plans, drawings, software, prototypes or process techniques, of a party, which at the time of disclosure, is designated as confidential (or like designation), is disclosed in circumstances of confidence, or would be understood by the parties, exercising reasonable business judgement, to be confidential, but excludes any information which:

     (a)  is independently developed by or for the receiving party without reference to or use of Confidential Information;

     (b)  is lawfully received free of restriction from another source having the right to so furnish such confidential information;

     (c)  is or becomes lawfully in the public domain other than through a breach of this Agreement;

     (d)  was known by the receiving party prior to disclosure, as evidenced by its business records;

     (e)  disclosing party agrees in writing is free of such restrictions;

     (f)  is disclosed by the disclosing party to a third party without a duty of confidentiality on such third party; or

     (g)  is required or compelled by law to be disclosed, provided that the receiving party give all reasonable prior notice to the disclosing party to allow it to seek protective or other court orders.

     14.2  Obligation to Keep in Confidence. Except as otherwise allowed under this Agreement, Receiving party shall keep Confidential Information of the disclosing party in confidence; disclose it only to individuals in the receiving party with a need to know and who are under confidentiality restrictions; and use or reproduce it only to the extent necessary for the activities contemplated hereunder.  Each party shall protect Confidential

Information of disclosing party with at least the same degree of care as it normally exercises to protect its own Confidential Information of a similar nature, but no less than a reasonable degree of care.

     14.3  Irreparable Harm. Receiving party agrees that any violation or threat of violation of this section will result in irreparable harm to disclosing party for which damages would be an inadequate remedy and,

therefore, in addition to its rights and remedies otherwise available at law, including without limitation the recovery of damages and expenses,

including attorney's fees for breach of this Agreement, disclosing party shall be entitled to unilaterally seek equitable relief, including both temporary and permanent injunctions, to prevent any unauthorized use or disclosure, and to such other and further equitable relief as the court may deem proper under the circumstances.

    14.4  [CONFIDENTIAL TREATMENT REQUESTED]

                                  ARTICLE XV
                                 MISCELLANEOUS

     15.1  Non-Supply of WDM Optical Filters to Third Parties. Except for

commitments to supply not more than a total of [CONFIDENTIAL INFORMATION]

of WDM Optical Filters to third parties which commitments to deliver do not extend beyond June 1, 1997, OCLI represents and warrants to JDS that it is under no obligations whatsoever to supply WDM Optical Filters to any third party as of the date of this Agreement, and agrees not to supply any WDM

Optical Filters to any third party except as expressly provided for herein.

In addition, where OCLI provides optical filters for use in fiber optical product applications other than WDM Products, to any third party where such optical filters may also be used as a wavelength discrimination element,

OCLI shall obtain from such third party an enforceable representation and warranty that such third party will not use such optical filter in WDM

Products.

     15.2  [CONFIDENTIAL TREATMENT REQUESTED]

     15.3  Order Backlog.  Notwithstanding any term to the contrary herein,

the portion of Profits that OCLI shall realize from Profits, where Profits on Backlog shall be JDS' revenues from the sale of WDM Products less JDS'

related Costs, whether or not Costs were incurred before or after the date of this Agreement and such JDS Costs related to Backlog shall be included in Costs, shall be as follows:

     (a) where arising from Backlog from [CONFIDENTIAL TREATMENT REQUESTED]

for WDM Products B shall be calculated as follows.

          (i) where such Backlog is shipped in the two (2) months period from the date of this Agreement, five percent (5%) of Profits on such

     Backlog shipped during said period;

          (ii) where such Backlog is shipped within the period from the end of (2) months to four (4) months from the date of this Agreement, ten percent (10%) of Profits on such Backlog shipped during said period;

          (iii) where such Backlog is shipped within the period from the end of four (4) months to six (6) months from the date of this

     Agreement, fifteen percent (15%) of Profits on such Backlog shipped during said period;

          (iv) where such Backlog is shipped within the period from the end of six (6) months to eight (8) months from the date of this Agreement,

     twenty percent (20%) of Profits on such Backlog shipped during said period;

          (v) where such Backlog is shipped within the period from the end of eight (8) months to ten (10) months from the date of this

     Agreement, twenty-five percent (25%) of Profits on such Backlog shipped during said period;

          (vi) where such Backlog is shipped within the period from the end of ten (10) months to twelve (12) months from the date of this

     Agreement, thirty percent (30%) of Profits on such Backlog shipped during said period;

          (vii) where such Backlog is shipped after twelve (12) months from the date of this Agreement, the portion of Profits of OCLI shall be determined pursuant to the terms of this Agreement.

     (b) arising from Backlog from [CONFIDENTIAL TREATMENT REQUESTED] for

WDM Products A where such Backlog is shipped after the effective date of this Agreement shall be included in this Agreement;

     (c) arising from purchase orders received by JDS on or after January

20, 1997 from [CONFIDENTIAL TREATMENT REQUESTED] for WDM Products B which are shipped after the effective date of this Agreement, shall be included in this Agreement;

     (d) all other Backlog shall be considered completely outside of this

Agreement; and

     15.4 JDS's Inventory. JDS's current inventory of WDM Optical Filters on hand at the effective date of this Agreement ("JDS's Inventory Filters")

shall be treated as follows:

     (a) notwithstanding any term to the contrary herein, for sales of WDM

Products A that contain JDS's Inventory Filters after the effective date of this Agreement to a maximum of the lesser of (i)[CONFIDENTIAL TREATMENT

REQUESTED], where Profits on Inventory Sales shall be JDS' revenues from the sale of WDM Products A less JDS's related Costs, whether or not Costs were incurred before or after the date of this Agreement and such JDS Costs related to Inventory Orders shall be included in Costs, the portion of

Profits that OCLI shall realize from such Profits shall be as follows:

          (i) where Inventory Sales are shipped in the two (2) months period from the date of this Agreement, five percent (5%) of Profits on Inventory Orders shipped during said period;

          (ii) where Inventory Sales are shipped within the period from the end of two (2) months to four (4) months from the date of this

     Agreement, ten percent (10%) of Profits on Inventory Orders shipped during said period;

          (iii) where Inventory Sales are shipped within the period from the end of four (4) months to six (6) months from the date of this

     Agreement, fifteen percent (15%) of Profits on Inventory Orders shipped during said period;

          (iv) where Inventory Sales are shipped within the period from the end of six (6) months to eight (8) months from the date of this

     Agreement, twenty percent (20%) of Profits on Inventory Orders shipped during said period;

          (v) where Inventory Sales are shipped within the period from the end of eight (8) months to ten (10) months from the date of this

     Agreement, twenty-five percent (25%) of Profits on Inventory Orders shipped during said period;

          (vi) where Inventory Sales are shipped within the period from the end of ten (10) months to twelve (12) months from the date of this

     Agreement, thirty percent (30%) of Profits on Inventory Orders shipped during said period;

          (vii) where Inventory Sales are shipped after twelve (12) months from the date of this Agreement, the portion of Profits of OCLI shall be determined pursuant to the terms of this Agreement;

     (b)  Except with respect to WDM Products shipped prior to the effective date of this Agreement, JDS shall receive a credit from OCLI at the effective date of this Agreement for the current inventory of WDM

Optical Filters JDS has on hand at the effective date of this Agreement as follows:

          (i) for all such WDM Optical Filters purchased from OCLI suitable for use under Section 15.3(b) for Backlog from [CONFIDENTIAL TREATMENT

     REQUESTED] for WDM Products A, OCLI shall provide JDS with a credit of [CONFIDENTIAL TREATMENT REQUESTED] per WDM Optical Filter A, and

     JDS shall be entitled to include [CONFIDENTIAL TREATMENT REQUESTED] per

     WDM Optical Filter A in Costs hereunder;

          (ii) for all such WDM Optical Filters purchased from OCLI

     suitable for use under Section 15.3(a) for Backlog from [CONFIDENTIAL

     TREATMENT REQUESTED] for WDM Products B, OCLI shall provide JDS with a credit of an amount equal to the purchase price JDS actually paid less the Costs (whether or not Costs were incurred before or after the date of this Agreement) of such WDM Optical Filters B, and JDS shall be entitled to include such WDM Optical Filters B Costs (whether or not

     Costs were incurred before or after the date of this Agreement) in

     Costs hereunder; and

          (iii) for all such WDM Optical Filters suitable for use under

     Section 15.4(a) for Inventory Orders for WDM Products A:

         (A) OCLI shall provide JDS with a credit of an amount equal to the purchase price JDS actually paid to OCLI less the Costs (whether or not Costs were incurred before or after the date of this Agreement) of such WDM Optical Filters A, and JDS shall be entitled to include such

     WDM Optical Filters A Costs (whether or not Costs were incurred before or after the date of this Agreement) in Costs hereunder, and

         (B) for such WDM Optical Filters made by JDS, JDS shall be entitled to include such WDM Optical Filters A Costs (whether or not

     Costs were incurred before or after the date of this Agreement) in

     Costs hereunder.

     15.5  Constraints on Employee.  For a period of two years following the termination of employment of an employee of either party, the other party shall be prohibited from employing such employee without prior written consent of the other party; provided, however, that this restriction shall terminate two years after the termination of this

Agreement.

     15.6  Governing Law.  This Agreement shall be construed

in accordance with and governed by the laws of the State of Delaware without regard to the conflict of law principles or without regard to the

United Nations Convention on the Contracts for the International Sale of

Goods.

     15.7  Disputes.  Except for breach of Article XIV Confidential

Information, and subject to Sections 7.6 and 10.1, except where the parties fail to take any required actions to resolve their differences or there is no resolution under Section 10.1, if a dispute, breach or failure to agree shall occur between the parties concerning this

Agreement, both parties may require the other party promptly to submit the reasons for its position, in writing to the requesting party, and then to enter into good faith negotiations, including the involvement,

if appropriate, of senior management of each of the Parties to attempt to resolve the disagreement.  If such dispute, breach or failure to agree cannot be settled by good faith negotiation between the parties within

30 days, the matter shall be finally settled by mandatory, binding arbitration, in accordance with the rules and procedures

of the American Arbitration Association applicable to commercial transactions then in force, provided that arbitration proceedings may not be instituted until sixty (60) days after delivery of any such notice of arbitration and where the other party has not remedied the matter within said time period.  The arbitration panel shall consist of three (3)

arbitrators one of which shall be appointed by each party and the third selected by the two so appointed.  Costs of arbitration shall be borne by the parties in accordance with the decision of the arbitrators.  Judgment upon the award rendered may be entered in any court having competent jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement as the case may be.  The arbitration proceedings shall be conducted at a reasonable location selected by the parties or by the arbitrators.  The factors set forth in Section 7.2(e)(i) shall not in any manner be disclosed to the arbitrators.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.

     15.8  Attorneys' Fees.  In case suit is brought or arbitration proceedings commenced by either party because of the

breach of any term, covenant or condition contained in this Agreement, the prevailing party shall be entitled to recover against the other party the full amount of its costs, including expert witness fees and reasonable attorneys' fees.  If neither party prevails entirely, such fees and expenses shall be prorated based upon the relative success of each party to the relief being sought.

     15.9  Notices. All notices, offers, acceptances, approvals and other communications under this Agreement shall be in writing and shall be given to such party, addressed to it, at its address or telecopy number set forth below or such other address or telecopy number as such party may in the future specify for such purpose by notice to the other party.

Each such notice, information, request or communication shall be effective upon actual receipt by the party at the address specified below:

     If to OCLI:

          Optical Coating Laboratory, Inc.
          2789 Northpoint Parkway
          Santa Rosa, California 95407-7397
          Telephone:     707-525-7030
          Telecopier:    707-525-6840
          Attention:     General Counsel
                         (Joseph C. Zils, Esq.)

          With a copy to (which is not required to constitute notice to

OCLI):

          Collette & Erickson
          555 California Street, Suite 4350
          San Francisco, California 94104
          Telephone:     415-788-4646
          Telecopier:    415-788-6929
          Attention:     John V. Erickson, Esq.

     If to JDS or Distributor:

          JDS FITEL, Inc.
          570 West Hunt Club Road
          Nepean, ON K2G 5W8 Canada
          Telephone:     613-727-1303
          Telecopier:    613-727-1852
          Attention:     President (Jozef Straus, Ph.D.)

          With a copy to (which is not required to constitute notice to

JDS):

          JDS FITEL, Inc.
          570 West Hunt Club Road
          Nepean, ON K2G 5W8 Canada
          Telephone:     613-727-1303
          Telecopier:    613-727-8889
          Attention:     General Counsel
                         (Gordon Buchan, Esq.)

Any party may from time to time specify as its address or telecopy number for purposes of this Agreement any other address or telecopy number upon the given of 10 days notice thereof to the other party.

     15.10 Public Announcements.  The parties shall not issue a press release or other publicly available document containing any information regarding the other party, this Agreement, the transactions contemplated herein or the operating or financial results of the Company without the prior written approval of the other party.  At least 72 hours prior to the issuance of such information, the issuing party shall provide the other party with notice of its intention to disclose such information as well as the draft wording of the information to be released.

Where a party refuses to approve the wording of the information to be released, the party shall provide the reasons for such refusal and both parties agree to use their best efforts to negotiate the appropriate wording of the information to be released.  However, nothing contained herein shall prevent a party from disclosing any information that is required to be disclosed pursuant to Securities Law and the rules or regulations promulgated thereunder.  Where a party issues a press release containing any information regarding the other party, this Agreement,

the transactions contemplated herein or the operating or financial results of the Company, a copy of such release shall be provided to the other party forthwith.

     15.11  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.  A photocopy or facsimile copy of the signatures of the parties to this Agreement shall be considered authenticated signatures admissible into evidence where the authenticity of the signatures are placed into question.

     15.12 Interpretation.  The table of contents and the headings to the various subdivisions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

All pronouns shall be deemed to refer to the masculine, feminine, neuter,

singular or plural as the identity of the Person or Persons referred to may require.  The language in all parts of this Agreement will in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against either party.

     15.13  Successors and Assigns.  This Agreement and any rights or licenses granted herein are personal to each party and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, however, neither party shall assign any of its rights or privileges hereunder without the prior written consent of the other party.  Should either party attempt an assignment in derogation of the foregoing, the other party shall have the right to immediately terminate this Agreement by written notice to the other party.

     15.14  Waiver. The failure of either party to give notice to the other party of the breach or non-fulfillment of any term, clause,

provision or condition of this Agreement shall not constitute a waiver thereof, nor shall the waiver of any breach or non-fulfillment of any term, clause, provision or condition of this Agreement constitute a waiver of any other breach or non-fulfillment of that or any other term, clause,

provision or condition of this Agreement.

     15.15  Purchase By Competitor.  [CONFIDENTIAL TREATMENT REQUESTED]

     15.16  Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and cancels all previous negotiations,

agreements, commitments, and writings in respect to the subject matter hereof, and neither party shall be bound by any term, clause, provision or condition save as expressly provided in this Agreement or as duly set forth on or subsequent to the date of execution hereof in writing, signed by duly authorized officers of the parties.

     15.17  Agency.  Subject to Article VII, each party acknowledges that it does not intend to create or imply a legal partnership with the other parties by virtue of this Agreement and the parties agree that nothing in this Agreement shall be construed as establishing or implying any legal partnership between the parties hereto, and nothing in this Agreement shall be deemed to constitute either of the parties hereto as the Agent of the other party or authorize either party to incur any expenses on behalf of the other party or to commit the other party in  any way whatsoever,

without obtaining the other party's prior written consent.  The parties further agree that when any party hereto deals with a third party as a result of this Agreement that such third party will be notified that every party hereto is acting on its own behalf.

     15.18  Survival.  The provisions of Sections 9.3, 14 and 15.5,

15.6,15.7, 15.8, 15.9, 15.12, 15.13, 15.14, 15.18, 15.19 and 15.20,

and in Exhibit B, Article V and Article IX shall survive termination of this Agreement.  The provisions of Section 6.4 shall survive for a period of 18 months following termination of this Agreement.

Notwithstanding any term to the contrary: (a) where at the date of termination of this Agreement, (i) the Profit is negative or (ii)

Costs exist but there is no Profit; or (b) where after the date of termination of this Agreement (i) if any obligations, including but not limited to customs and duties, arise with respect to any Cost that would have been included in Costs if the obligation was identified during the period that the Agreement was in effect,

(ii) if any liability arose during the period that the Agreement was in effect, including but not limited to any liability under Section 15.20 or

Exhibit B Article V, but which was not identitifed or determined until after the date of termination of this Agreement, or (iii) bona fides bad debts arise for which revenues have been used in the calculation of Profits;

then in all cases the parties agree to share the Costs such that OCLI shall be responsible for paying one-third and JDS and Distributor combined shall be responsible for paying two-thirds of all such Costs, regardless of which party actually paid such Costs.  The parties shall promptly make payment to the other party as appropriate to ensure that each party has fulfilled its obligation under this Section 15.18 with regard to such Costs.

     15.19  Further Assurances and Approvals.  The parties agree to make,

do, execute, endorse, acknowledge and deliver or cause and procure to be made, done, executed, endorsed, acknowledged, filed, registered and delivered any and all further acts and assurances including any conveyance,

deed, transfer, assignment, share certificate or other instrument in writing as may be necessary to give effect to the terms and conditions provided for and contemplated by this Agreement.  The parties further agree that where any term, warranty, representation, option or condition provided for or contemplated by this Agreement requires prior regulatory or shareholder approval to give effect to such term, warranty,

representation, option or condition, the parties shall not enforce such term, warranty, representation, option or condition unless and until such approval is obtained.

     15.20  Intellectual Property Indemnity Liability. Where any threatened or actual proceeding or claim against any party alleging that any WDM

Product or WDM Optical Filter furnished hereunder infringes

any third party intellectual property rights, including without limitation any patents, trademarks and copyright, the parties agree to jointly (i)

defend or settle any such matter, (ii) equally share any costs, including without limitation all legal or expert fees and disbursements which were incurred as a result of such defense or settlement,  and (iii) equally share in the payment of all damages and costs assessed by final judgment against any party and attributable to such matter.

     15.21  Approvals. The signatures provided below shall not be deemed effective unless and until all required or counseled government or regulatory filings are made and all approvals or consents are obtained.

     15.22  Representations and Warranties.  Each party represents and warrants that:

     (a) it has full right and title to all of the Confidential Information it discloses to the other party under this Agreement;

     (b) to the best of its knowledge, there are no material liens,

encumbrances of any kind against its intellectual property which relates to the WDM Product Business and that it is not subject to any outstanding agreements, assignments or encumbrances that are inconsistent with the provisions of this Agreement;

     (c) to the best of its knowledge, there are no material actual or threatened suits, actions at law, proceedings in equity, arbitrations or other proceedings or actions against the party; and

     (d) the execution, delivery and performanace of this Agreement by each party are within each party's corporate powers.

     15.23  Force Majuere.  Neither party be responsible or liable for any delay or failure to deliver goods or perform services under this Agreement due to any unforeseen circumstances or causes beyond that party's control,

including but not limited to, acts of God, fire, flood, explosion,

earthquake, war, insurrection, embargo, acts of civil or military authorities, delay in delivery by suppliers, accident, strike or other labour dispute, inability to secure labour, material, facilities, energy or transportation.  In the event of a force majeure condition, the time for delivery or other performance will be extended for a period of time equal to the duration of such force majeure condition.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

                         OPTICAL COATING LABORATORY, INC.



                         By /S/HERBERT M. DWIGHT, JR.
                         Name Herbert M. Dwight, Jr.
                         Its Chairman, President & CEO


                         JDS FITEL Inc.



                         By /S/JOZEF STRAUSS
                         Name Jozef Straus
                         Its President & CEO